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                                                                    EXHIBIT 12
                                                                   Page 1 of 2

                       THE UNITED ILLUMINATING COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                                                                TWELVE
                                                                                MONTHS
                                          YEAR ENDED DECEMBER 31,                ENDED
                                  ------------------------------------------ MARCH 31,
                                   1990    1991     1992     1993     1994       1995
                                   ----    ----     ----     ----     ----       ----
EARNINGS
  Net income                    $ 54,048 $ 55,550 $ 56,768 $ 40,481 $ 46,795  $ 44,327
  Federal income taxes            17,053   20,844   19,276   22,342   34,551    35,375
  State income taxes               9,037   12,647   16,878    4,645    6,216     6,978
  Fixed charges                  115,997  107,548  109,449   97,928   88,093    86,762
                                 -------  -------  -------  -------  -------   -------
  Earnings available for
   fixed charges (1)            $196,135 $196,589 $202,371 $165,396 $175,655  $173,442
                                 =======  =======  =======  =======  =======   =======

FIXED CHARGES
  Interest on long-term debt    $ 94,056 $ 90,296 $ 88,666 $ 80,030 $ 73,772  $ 70,500
  Other interest                  15,468    9,847   12,882   12,260   10,301    12,329
  Interest on nuclear fuel burned  1,533    2,440    2,963      928        -         -
  One third of rental charges      4,940    4,965    4,938    4,710    4,020     3,933
                                 -------  -------  -------  -------  -------   -------
                                $115,997 $107,548 $109,449 $ 97,928 $ 88,093  $ 86,762
                                 =======  =======  =======  =======  =======   =======
RATIO OF EARNINGS TO FIXED
 CHARGES                            1.69     1.83     1.85     1.69     1.99      2.00
                                 =======  =======  =======  =======  =======   =======
- ---------------

(1)  Reflects the after-tax effects of write-offs of costs of nuclear generating units pursuant to SFAS No. 90 of ($1,551,000), ($1,965,000) and ($2,304,000) for the twelve months ended December 31, 1992, 1991 and 1990, respectively.
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                                                                 EXHIBIT 12
                                                                Page 2 of 2

                      THE UNITED ILLUMINATING COMPANY

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (IN THOUSANDS)

                                                                               TWELVE
                                                                               MONTHS
                                           YEAR ENDED DECEMBER 31,              ENDED
                                  ----------------------------------------- MARCH 31,
                                   1990     1991     1992     1993     1994     1995
                                   ----     ----     ----     ----     ----     ----
EARNINGS
 Net income                     $ 54,048 $ 55,550 $ 56,768 $ 40,481 $ 46,795 $ 44,327
 Federal income taxes             17,053   20,844   19,276   22,342   34,551   35,375
 State income taxes                9,037   12,647   16,878    4,645    6,216    6,978
 Fixed charges                   115,997  107,548  109,449   97,928   88,093   86,762
                                 -------  -------  -------  -------  -------  -------
 Earnings available for
  combined fixed charges
  and preferred stock
  dividend requirements(1)      $196,135 $196,589 $202,371 $165,396 $175,655 $173,442
                                 =======  =======  =======  =======  =======  =======
FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
 Interest on long-term debt     $ 94,056 $ 90,296 $ 88,666 $ 80,030 $ 73,772 $ 70,500
 Other interest                   15,468    9,847   12,882   12,260   10,301   12,329
 Interest on nuclear fuel burned   1,533    2,440    2,963      928        -        -
 One third of rental charges       4,940    4,965    4,938    4,710    4,020    3,933
 Preferred stock dividend
  requirements (2)                 7,049    7,260    7,100    7,197    6,223    5,819
                                 -------  -------  -------  -------  -------  -------
                                $123,046 $114,808 $116,549 $105,125 $ 94,316 $ 92,581
                                 =======  =======  =======  =======  =======  =======

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS        1.59     1.71     1.74     1.57     1.86     1.87
                                 =======  =======  =======  =======  =======  =======
- ------------

(1) Reflects the after-tax effects of write-offs of costs of nuclear generating units pursuant to SFAS No. 90 of ($1,551,000), ($1,965,000) and ($2,304,000) for the twelve months ended December 31, 1992, 1991, and 1990, respectively.
(2) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.
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